CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in Post-Effective Amendment No. 39 under the Securities Act of

1933, as amended, to the Registration Statement on Form N-1A of AdvisorOne Funds with respect to the

Dunham Funds, consisting of Dunham Short-Term Bond, Dunham Corporate / Government Bond Fund,

Dunham High Yield Bond Fund, Dunham Real Estate Stock Fund, Dunham Appreciation & Income

Fund, Dunham International Stock Fund, Dunham Large Cap Value Fund, Dunham Small Cap Value

Fund, Dunham Large Cap Growth Fund, Dunham Emerging Markets Stock Fund and Dunham Small Cap

Growth Fund, each a series of shares of AdvisorOne Funds.

/s/ Briggs, Bunting & Dougherty, LLP

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

December 29, 2006